Exhibit 99.1

Investor Update - June 2, 2022

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

This update includes expected operational and financial information, including operating cost per available seat mile, excluding fuel and other items (CASMex). Our disclosure of CASMex, provides us (and may provide investors) with the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expenses per available seat mile. Please see the cautionary statement under “Forward-Looking Information.”

We are providing information about estimated fuel prices. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2021. Some of these risks include the risks associated with contagious illnesses and contagion, such as COVID-19, general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, our indebtedness, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance, or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED

Forecast Information
The public health and economic crises resulting from the outbreak of COVID-19 have dramatically impacted demand for air travel and driven significant change to our business operation and performance. From the beginning of these crises, the recovery path has been volatile and difficult to predict. If circumstances no longer support the plans we have established, our expectation for these metrics could change.

Since our last update, operational performance has improved, with system-wide completion rates at 96% in April and 98% in May. We remain committed to operational excellence as we prepare to step capacity back to 2019 levels and return to a single mainline fleet, with our A320 aircraft targeted for retirement no later than early 2023. Given our focus on operational reliability and accelerated fleet transition, we now expect full year 2022 capacity to be below the low end of our previous guide of flat to down 3% versus 2019.

The following reflects our latest expectation for second quarter financial and operational results. We continue to experience sustained strong demand for air travel throughout our network. As a result, expected total revenue compared to 2019 has increased by 6.5 points at the midpoint, as load factors have increased, and passenger yields remain at double-digit percentages above 2019 levels. Stronger revenue is offsetting increases in oil prices. Our economic fuel cost per gallon includes expected hedge benefit of approximately $0.45 per gallon. There are no changes to our unit cost expectations. As a result of these updates, we continue to expect to deliver double digit pretax margin in the second quarter.

The table below provides our expectations for the second quarter.

	Q2 Expectation(a)	Previous Q2 Expectation(b)
Capacity (ASMs) % change versus 2019(a)	Down ~7% to 9%	Down ~6% to 9%
Revenue passengers % change versus 2019(a)	Down ~9% to 10%	Down ~10% to 12%
Passenger load factor	~87% to 88%	~85% to 88%
Total revenue % change versus 2019(a)	Up 12% to 14%	Up 5% to 8%
Cost per ASM excluding fuel and special items % (CASMex) change versus 2019(a)	Up ~16% to 19%	Up ~16% to 19%
Economic fuel cost per gallon	~$3.65 to $3.68	~$3.25 to $3.30
Non-operating expense	~$7 to $9 million	~$7 to $9 million
Adjusted Tax Rate	~24% to 25%	~24% to 25%
(a)Due to the unusual nature of 2021 and 2020, all 2022 comparisons are versus the second quarter of 2019.
(b)See investor update filed April 21, 2022.